Exhibit 99.1

Steve Madden Announces Fourth Quarter and Full Year 2009 Results

LONG ISLAND CITY, N.Y., February 25 /PRNewswire-FirstCall/ -- Steve Madden (Nasdaq: SHOO), a leading designer and marketer of fashion footwear and accessories for women, men and children, today announced financial results for the fourth quarter ended December 31, 2009.

•	Fourth quarter net sales increased 17.1% to $139.5 million.

•	Retail comparable store sales increased 7% for the fourth quarter.

•	Operating margin reached 15.0% of sales in the fourth quarter 2009, compared with operating margin of 10.3% in the same period of 2008.

•	Fourth quarter net income increased 88.2% to $13.6 million, or $0.73 per diluted share, compared to $7.2 million, or $0.40 per diluted share, in the prior year’s fourth quarter.

Edward Rosenfeld, Chairman and Chief Executive Officer, commented, “We are pleased with our accomplishments in 2009 as we delivered record sales and earnings and achieved our 15% operating margin goal well ahead of our 2012 target date. Steve and his team continued to stay ahead of the fashion trends, resulting in exceptional performance in our core business despite a challenging retail environment. In addition, we embarked upon several new business initiatives that benefitted our performance in 2009 and should provide additional growth in 2010 and beyond.”

Fourth Quarter 2009 Results

Fourth quarter net sales were $139.5 million compared to $119.1 million reported in the comparable period of 2008. Net sales from the wholesale business were $98.4 million compared to $79.1 million in the fourth quarter of 2008, driven by strength in the Steve Madden Women’s, Madden Girl, Steven by Steve Madden, and Steve Madden Men’s divisions. The addition of international sales into the top line and the introduction of the new Elizabeth and James brand also aided in the growth of the wholesale business. Retail net sales grew 2.7% to $41.1 million compared to $40.0 million in the fourth quarter of the prior year despite a smaller store base. Same store sales increased 7%.

Gross margin improved to 44.1% from 40.4%, reflecting margin improvement in both the wholesale and retail divisions. Gross margin in the wholesale business increased to 37.9% from 31.9% in the prior year’s fourth quarter due primarily to fewer close-outs and higher initial mark-ups. Retail gross margin increased to 58.7% from 57.1% in the comparable period of the prior year, also benefitting from higher initial mark-ups as well as less discounting than in Q4 2008.

Operating expenses as a percent of sales were 31.8% versus 32.8% in the same period of the prior year, due to leverage on increased sales.

Operating income for the fourth quarter increased to $21.0 million, or 15.0% of sales, compared with operating income of $12.2 million, or 10.3% of sales, in the same period of 2008.

Net income increased 88.2% to $13.6 million, or $0.73 per diluted share, compared to $7.2 million, or $0.40 per diluted share, in the prior year’s fourth quarter.

During the fourth quarter of 2009, the Company opened one store.

Full Year 2009 Results

For the full year fiscal 2009, net sales increased 10.2% to $503.6 million compared to $457.0 million in fiscal 2008.

Net income totaled $50.1 million, or $2.73 per diluted share, for the year, compared to $28.0 million, or $1.51 per diluted share, in fiscal 2008. Fiscal 2008 results included a one-time pre-tax charge of $4.9 million, or $0.16 per diluted share, resulting from payments associated with the resignation of the Company’s former Chief Executive Officer. Excluding this one-time charge, fiscal 2008 net income totaled $31.0 million, or $1.67 per diluted share.

The Company opened two stores, closed seven underperforming stores and licensed out three stores during 2009, ending the year with 89 retail locations, including the Internet store.

At the end of the year, cash, cash equivalents and marketable securities totaled $155.0 million.

Arvind Dharia, Chief Financial Officer, commented, “We ended 2009 with a strong balance sheet driven by operating cash flow and prudent capital management.”

Company Outlook

For fiscal 2010, the Company expects sales to increase 11%-13%. Excluding the transition of one of the Company’s mass merchant customers from a buying agency model to a selling agency model, net sales are expected to grow 7% to 9%. Diluted EPS is expected to be in the range of $3.10 to $3.30. Capital expenditures are planned to be approximately $4 – $5 million in 2010 as compared to $3.4 million in 2009. The Company plans to open one to three stores and to close between six and nine locations in 2010.

Conference Call Information

As previously announced, interested stockholders are invited to listen to the fourth quarter earnings conference call scheduled for today, Thursday, February 25, 2010, at 8:30 a.m. Eastern Time. The call will be broadcast live over the Internet and can be accessed by logging onto http://www.stevemadden.com. An online archive of the broadcast will be available within one hour of the conclusion of the call and will be accessible for a period of 30 days following the call. Additionally, a replay of the call can be accessed by dialing 888-203-1112, passcode 6095247, and will be available until March 25, 2010.

About Steve Madden

Steve Madden designs, sources, markets, and sells fashion-forward footwear and accessories for women, men and children. The shoes and accessories are sold through 85 company-owned stores (including the Company’s online store) as well as department stores, and apparel, footwear, and accessories specialty stores. The Company licenses certain of its brands to third parties for the marketing and sale of certain products, including for ready-to-wear, outerwear, cold weather accessories, eyewear, hosiery, and bedding and bath products. The Company is the licensee of various brands including Olsenboye and Fabulosity for footwear, handbags and belts, Elizabeth and James and l.e.i. for footwear, and Betsey Johnson and Daisy Fuentes for handbags and belts.

Safe Harbor

This press release and oral statements made from time to time by representatives of the Company contain certain “forward looking statements as that term is defined in the federal securities laws. The events described in forward looking statements may not occur. Generally these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of the Company’s plans or strategies, projected or anticipated benefits from acquisitions to be made by the Company, or projections involving anticipated revenues, earnings or other aspects of the Company’s operating results. The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward looking statements. The Company cautions you that these statements concern current expectations about the Company’s future results and condition and are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond the Company’s control, that may influence the accuracy of the statements and the projections upon which the statements are based. Factors which may affect the Company’s results include, but are not limited to, the risks and uncertainties discussed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission. Any one or more of these uncertainties, risks and other influences could materially affect the Company’s results of operations and condition and whether forward looking statements made by the Company ultimately prove to be accurate and, as such, the Company’s actual results, performance and achievements could differ materially from those expressed or implied in these forward looking statements. The Company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise

STEVEN MADDEN LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS DATA
(In thousands, except per share data)

		Quarter Ended				Year Ended
Consolidated:		Dec 31, 2009		Dec 31, 2008		Dec 31, 2009		Dec 31, 2008

		(unaudited)				(unaudited)

Net sales		$139,511		$119,097		$503,550		$457,046
Cost of sales		78,048		71,004		287,361		270,222

Gross profit		61,463		48,093		216,189		186,824
Commission and licensing fee income		3,935		3,238		19,928		14,294
Operating expenses		44,420		39,115		157,149		156,212

Income from operations		20,978		12,216		78,968		44,906
Interest and other income, net		569		258		1,821		1,400

Income before provision for income taxes		21,547		12,474		80,789		46,306
Provision for income taxes		7,992		5,272		30,682		18,330

Net income		$13,555		$7,202		$50,107		$27,976

	Basic income per share		$0.75		$0.40		$2.78		$1.53

Diluted income per share		$0.73		$0.40		$2.73		$1.51

Weighted average common shares outstanding - Basic		18,171		17,868		18,045		18,325

Weighted average common shares outstanding - Diluted		18,572		18,054		18,323		18,519

STEVEN MADDEN LTD.
CONSOLIDATED BALANCE SHEET HIGHLIGHTS
(In thousands, except per share data)

	Dec 31 2009	Dec 31, 2008

	(unaudited)
Cash and cash equivalents	$69,266	$89,588
Marketable securities	85,684	35,224
Total current assets	191,369	194,736
Total assets	326,859	284,693
Advances payable - factor	—	30,168
Total current liabilities	52,362	72,650
Total stockholders’ equity	267,787	206,242